Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

($5,550,000 Initial Term Loan and $5,000,000 Accordion)

THIS LOAN AGREEMENT (this “Agreement”) is made effective as of February 17, 2026 (the “Effective Date”), by and among PASADENA PRIVATE LENDING INC., a Delaware corporation (together with its successors and assigns, “Lender”), VEEASYSTEMS INC., a Delaware corporation (the “Borrower”), VEEA INC., a Delaware corporation (“Parent Guarantor”), VEEA SOLUTIONS INC., a Delaware corporation (“Solutions”), VEEASYSTEMS DEVELOPMENT INC., a Delaware corporation (“Development”), VEEASYSTEMS CK INC., a Delaware corporation (“CK”), ALLEN SALMASI, an individual residing in the State of New York (“AS”), and NICOLE SALMASI an individual residing in the State of New York (“NS” and together with AS, each an “Individual Guarantor” and together the “Individual Guarantors”) with respect to the following:

1. DEFINITIONS. As used in this Agreement, the following definitions shall apply:

“Accordion Effective Date” has the meaning given to such term in Section 2(b).

“Accordion Notice” has the meaning given to such term in Section 2(b).

“Accordion Term Loan” has the meaning given to such term in Section 2(b).

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all Equity Interests in such Person, or (ii) controls, is controlled by or is under common control with such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Basis Point” means one one-hundredth of one percent (0.01%).

“Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of California or the State of New York.

“Carveout Debt Obligations” means:

(a) Vendor Financing in an aggregate principal amount of up to $2,500,000 at any time outstanding;

(b) Permitted Purchase Order Financing in an aggregate amount of up to $15,000,000 at any time outstanding; and

(b) Junior Debt.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act of 1934, as amended) (other than the Parent Guarantor, any of its Subsidiaries, any Permitted Holder, an employee benefit plan maintained by the Parent Guarantor or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent Guarantor), directly or indirectly, of securities of the Parent Guarantor representing fifty percent (50%) or more of the total voting power represented by the Parent Guarantor’s then outstanding voting securities; or

(b) a change in the composition of the Parent Guarantor’s board of directors occurring within a two-year period, as a result of which fewer than a majority of the directors thereof are Incumbent Directors; or

(c) a Permitted Holder failing to be the “beneficial owner” directly or indirectly, of securities of the Parent Guarantor representing thirty percent (30%) or more of the total voting power represented by the Parent Guarantor’s then outstanding voting securities; or

(d) the merger or consolidation of the Parent Guarantor with or into another corporation where the shareholders of the Parent Guarantor, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act of 1934, as amended), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Parent Guarantor immediately prior to such merger or consolidation; or

(e) the sale or other disposition of all or substantially all of the Parent Guarantor’s assets to an entity, other than a sale or disposition by the Parent Guarantor of all or substantially all of the Parent Guarantor’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Parent Guarantor, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Parent Guarantor immediately prior to such sale or disposition; or

(f) Parent Guarantor shall cease for any reason to have record and beneficial ownership of 100% of the Equity Interests of Borrower, except as provided herein.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the jurisdiction of incorporation of the Parent Guarantor or Borrower or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Guarantor’s or Borrower’s securities immediately before such transaction (such transactions being “Permitted COC Transactions”).

“Collateral” means the Personal Property Collateral and the Pledged Collateral.

“Debt” means the outstanding principal amounts of the Loans and the Junior Debt, together with all accrued and unpaid interest thereon and all other sums due to Lender, or any Junior Debt holder(s) with respect to the same.

“Debt Service Coverage Ratio” means, for a measurement period, the ratio of (a) Borrower’s EBITDA for such period, to (b) the cash interest and scheduled cash principal payments due, declared or paid on all Debt for the same period. For purposes of this ratio, a measurement period means (i) for the fiscal quarter ended June 30, 2027, the period commencing April 1, 2027 and ending on June 30, 2027, (ii) for each of the fiscal quarters ended September 30, 2027, December 31, 2027 and March 31, 2028, the period commencing April 1, 2027 and ending on last day each such fiscal quarter, and (iii) for the fiscal quarter ended March 31, 2028 and each fiscal quarter ended thereafter, the period shall consist of the preceding four (4) fiscal quarters from the date the ratio is measured.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Domestic Subsidiary” means any subsidiary that is organized under the laws of any political subdivision of the United States of America.

“EBITDA” means, with respect to any period, the net income (or loss) for that period, plus interest expense for that period, plus federal, state, and local income taxes, if any, for that period, plus depreciation and amortization charges for that period, plus any non-cash compensation charges for such period, plus any owner compensation in excess of $250,000; provided that all extraordinary or non-recurring gains, losses, charges or expenses for a period will be excluded from net income (loss) in calculating EBITDA for such period.

“EBITDA to All Interest and Loan Amortization Ratio” means, for any period, measured through the most recent fiscal quarter end and on a four-quarter trailing basis as applicable, the ratio of (a) Borrower’s EBITDA for such period, to (b) the sum of the cash interest and scheduled cash principal payments due, declared or paid on all Debt for the same period. For purposes of this ratio, (i) prior to the one (1) year anniversary of the Effective Date, the period shall consist of the period from the Effective Date to the date the ratio is measured, and (ii) subsequent to the one (1) year anniversary of the Effective Date, the period shall consist of the preceding twelve (12) months from the date the ratio is measured.

“Embargoed Person” means any Person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

“Encumbrance” means any charge, equitable interest, deed of trust, lien, option, pledge, security interest, or right of first refusal.

“Equity Interest(s)” means all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any Person and all warrants, options or other rights to acquire the same.

“Event of Default” has the meaning given to such term in Section 2.01 of the Notes, subject to Section 7 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fidelity Account” means the account(s) subject to the Fidelity Account Agreement.

“Fidelity Account Agreement” that certain Control Agreement for Collateral Accounts, to be entered into by and among Fidelity Brokerage Services LLC, National Financial Services LLC, Individual Guarantor(s) and Lender.

“Financial Covenant” has the meaning given to such term in Section 5(a).

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Guarantors” means, collectively, the Parent Guarantor, Development, Solutions, CK, Individual Guarantors, and each other Person who may execute a guaranty agreement and become party to this Agreement, and “Guarantor” means each of the Parent Guarantor, Development, Solutions, CK, Individual Guarantors and each such other Person, individually.

“Guaranty Agreements” has the meaning given to such term in Section 3.

“Incumbent Directors” means directors who either (A) are directors of the Parent Guarantor as of the Effective Date, or (B) are elected, or nominated for election, to the board of directors of the Parent Guarantor with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Parent Guarantor).

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (other than trade accounts payable incurred in the ordinary course of business and not past due for more than ninety (90) days and accrued obligations incurred in the ordinary course of business if not paid after becoming due and payable), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) all obligations upon which interest charges are customarily paid, (e) all liabilities under any Prohibited Financing Program or Permitted Purchase Order Financing that would be outstanding as principal at such time thereunder if the same were structured as a lending arrangement rather than a purchase and sale (or similar) arrangement, (f) all direct or indirect liability, contingent or otherwise, with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, or (g) all direct or indirect liability, contingent or otherwise, to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement.

“Initial Term Loan” has the meaning given to such term in Section 2(a).

“Initial Term Note” has the meaning given to such term in Section 2(a).

“Junior Debt” means all Indebtedness or other obligations of Borrower owing to any Affiliate of Borrower or any direct or indirect shareholder of Borrower; provided that the holder of such Junior Debt shall have executed and delivered to Lender a subordination agreement relating to such Indebtedness or other obligation and any Lien securing such Indebtedness which is consistent with the requirements of this Agreement and otherwise in form and substance reasonably satisfactory to Lender.

“Liquidity” means, as of any date of determination, the aggregate amount of unrestricted cash and Marketable Securities (in each case, not subject to any Encumbrances other than the Encumbrances described in clause (f) of the definition of “Permitted Encumbrances”) held by Individual Guarantors.

“Loan Documents” has the meaning given to such term in Section 3.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Initial Term Loan and the Accordion Term Loan.

“Marketable Securities” means securities listed, and regularly traded, without restriction on a nationally recognized securities exchange in the United States (i.e., the New York Stock Exchange, Nasdaq or a similar exchange approved by Lender).

“Material Adverse Effect” means a material adverse effect on the value, current use or operation of the property, the business, operations or condition (financial or otherwise) of Borrower and its Domestic Subsidiaries taken as a whole or any Guarantor, Borrower’s ability to pay its obligations when due, or Borrower’s ability to perform its obligations under the Loan Documents.

“Maximum Total Liabilities to Total Tangible Assets” means, as of any time of determination, (a) all amounts that would be included under total liabilities on a consolidated balance sheet of Borrower and its subsidiaries at such time (including all Indebtedness of Borrower and its subsidiaries at such time other than Junior Debt) less, without duplication (i) all non-cash liabilities and (ii) all Carveout Debt Obligations, divided by (b) all amounts that would be included under total assets on a consolidated balance sheet of Borrower and its subsidiaries at such time less all intangible assets of Borrower and its subsidiaries at such time; provided, that inventory shall be valued at the higher of then net book value reflected on the Borrower’s consolidated balance sheet and 60% of the then gross sales price of such inventory.

“Notes” has the meaning given such term in Section 2(b), together with each promissory note issued upon assignment of all or any portion of Lender’s interest in the Loans (in accordance with the terms hereof) and any instruments issued in amendment, restatement or replacement of any of the foregoing.

“Permitted Encumbrances” means:

(a) Encumbrances granted in favor of Lender to secure the Loans or other obligations under the Loan Documents;

(b) Encumbrances for taxes, assessments or governmental charges or levies not yet due or, if due, that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside for the payment of such amounts by such Person and for which appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(c) Encumbrances of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Encumbrances, in each case imposed by law or arising in the ordinary course of business, that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(d) Encumbrances, pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Encumbrance imposed by the United States Employee Retirement Income Security Act of 1974, as amended), (ii) to secure the performance of bids, tenders, leases (other than capital leases), sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case not related to judgments or litigation);

(e) Easements, zoning restrictions, encroachments, rights-of-way and other similar encumbrances or restrictions affecting real property of Borrower as of the date hereof (but expressly excluding monetary Encumbrances), or with respect to any such future easements, zoning restrictions, encroachments, rights-of-way and other encumbrances or restrictions, that may affect such real property from time to time (but expressly excluding monetary Encumbrances), and that do not in any such case, either individually or in the aggregate, and whether now existing or existing in the future, materially interfere with the ability of Borrower to conduct its business or to utilize such real property for its intended purposes, and that further do not in any case, either individually or in the aggregate, materially detract from the value of the real property subject thereto;

(f) Encumbrances arising solely by virtue of any contractual or statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and other funds maintained with a creditor depository institution; provided, that any such deposit account is not a dedicated cash collateral account in favor of such depository institution and not otherwise intended to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to such deposit account, and for returned items);

(g) non-exclusive licenses or sublicenses of intellectual property granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Borrower;

(h) any interest of a licensor or sublicensor under any license or sublicense permitted by this Agreement as to which Borrower is the licensee or sublicensee, if such license or sublicense was granted in the ordinary course of business and does not materially interfere with the business of Borrower;

(i) real estate security deposits with respect to leaseholds in the ordinary course of business;

(j) any interest or title of a lessor under any lease (including any capital lease) or sublease entered into by Borrower in the ordinary course of its business and covering only the assets so leased;

(k) Encumbrances solely on any cash earnest money deposits made by Borrower or any of its Affiliates in connection with any letter of intent or purchase agreement permitted hereunder;

(l) Encumbrances securing any Vendor Financing permitted under the definition of “Carveout Debt Obligations” provided that any such Encumbrance shall encumber only the new inventory acquired with the proceeds of such Vendor Financing and proceeds and products thereof, accessions thereto and improvements thereon;

(m) Encumbrances with Lender’s prior written consent that secure any Indebtedness described in clause (k) of the definition of “Permitted Indebtedness”; and

(n) Encumbrances set forth on Schedule 5(d).

“Permitted Holder” means AS (or Affiliates of AS to the extent such Affiliates are controlled by AS).

“Permitted Indebtedness” means:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness incurred in the ordinary course of business in respect of bid bonds, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety bonds, appeal bonds or similar obligations issued for the account of, and completion guarantees and similar obligations provided by Borrower or its subsidiaries, including unsecured guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(c) Junior Debt;

(d) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(e) (i) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business (and not in respect of any borrowed money) and (ii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, credit card, purchase card or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including automated clearinghouse (ACH) transfers) in the ordinary course of business; provided that such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(f)  Indebtedness incurred by Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, in each case, in the ordinary course of business;

(g) Indebtedness constituting (i) contingent or deferred payment obligations (including, but not limited to, seller financing or severance, retention, earn-out, non-compete and consulting payments, together with any interest or similar charge of expense imputed or otherwise accrued in respect to any of the foregoing) and (ii) trade payables arising in the ordinary course of business (which for the avoidance of doubt, shall include credit card balances incurred in the ordinary course of business), provided that such payables are paid within 120 days after the invoicing thereof unless (x) such those payables that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP or (y) payment thereof has been mutually agreed by Borrower and such counterparty;

(h) other Indebtedness existing on the Effective Date and reflected in the Financial Statements;

(i) Indebtedness constituting Carveout Debt Obligations;

(j) Additional Indebtedness in an aggregate amount not to exceed $100,000 at any time;

(k) other Indebtedness with Lender’s prior written consent; and

(l) refinancings, renewals or extensions of the foregoing Indebtedness provided (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of such Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of such Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lender, (iii) if such Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Loans, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect.

“Permitted Purchase Order Financing” means a purchase order financing entered into by Borrower or any of its Domestic Subsidiaries solely to the extent the following conditions have been satisfied in respect thereof: (i) Borrower has provided Lender thirty (30) days prior written notice detailing the terms of such purchase order financing, (ii) during such thirty (30) day period, Borrower has offered to Lender a right of first refusal to provide such financing on substantially similar terms as described to Lender in the notice of such purchase order financing, (iii) Lender has declined to exercise such right of first refusal during such thirty (30) day notice period, (iv) the Lender has consented in writing to such purchase order financing, such consent not be unreasonably withheld, delayed or conditioned, (v) the final documentation for such purchase order financing is on the same terms as described in the applicable notice and Borrower shall have provided Lender with copies of final versions and executed copies of all documents to be entered into or entered into in connection with such purchase order financing, and (vi) such purchase order financing is not amended in respect of material economic terms without the prior written consent of the Lender.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property Collateral” means the “Collateral” as such term is defined in the Security Agreements.

“Pledge Agreement (Borrower)” means that certain Pledge Agreement, dated of even date herewith, executed by Borrower, as pledgor, for the benefit of Lender, as pledgee, pursuant to which Borrower will pledge all of its right, title and interest in and to its ownership interests in Solutions, Development, and , as the same may be amended, modified, supplemented or restated from time to time.

“Pledge Agreement (Parent Guarantor)” means that certain Pledge Agreement, dated of even date herewith, executed by Parent Guarantor, as pledgor, for the benefit of Lender, as pledgee, pursuant to which Parent Guarantor will pledge all of its right, title and interest in and to its ownership interests in the Borrower, as the same may be amended, modified, supplemented or restated from time to time.

“Pledge Agreements” means the Pledge Agreement (Parent Guarantor), Pledge Agreement (Borrower), together with any other pledge or similar agreement from time to time executed by Borrower or any Pledgor or any other Person for the benefit of Lender and intended to secure the Loans or any obligations under this Agreement.

“Pledged Collateral” means the “Pledged Collateral” as defined in the Pledge Agreements.

“Pledgor” shall have the meaning specified in the Pledge Agreements.

“Prohibited Financing Programs” means any merchant cash advance program or any other financing, factoring or other cash advance program providing for the advance sale or other disposition of trade or other receivables or other similar assets; provided, that, notwithstanding the foregoing, Permitted Purchase Order Financings that are Carve-out Debt Obligations shall not be deemed to be Prohibited Financing Programs.

“Property” means all property and assets of Borrower, including, without limitation, all Personal Property Collateral.

“Quarterly Compliance Certificate” has the meaning given to such term in Section 5(a).

“Restricted Payment” means: (a) any payment of any part or all of any Junior Debt (including, without limitation, any cash interest payment in respect thereof) and (b) any payment of any dividends, distributions or other amounts to Holdings or any shareholder, member, manager or any other Affiliate of Borrower.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning given to such term in Section 4(c)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement (Borrower)” means that certain Security Agreement, dated of even date with this Agreement, by Borrower for the benefit of Lender and granting a lien and security interest in the applicable Collateral as security for the Loan, as the same may be amended, modified, supplemented or restated from time to time.

“Security Agreement (CK)” means that certain Security Agreement, dated of even date with this Agreement, by CK for the benefit of Lender and granting a lien and security interest in the applicable Collateral as security for the Loan, as the same may be amended, modified, supplemented or restated from time to time.

“Security Agreement (Development)” means that certain Security Agreement, dated of even date with this Agreement, by Development for the benefit of Lender and granting a lien and security interest in the applicable Collateral as security for the Loan, as the same may be amended, modified, supplemented or restated from time to time.

“Security Agreement (Solutions)” means that certain Security Agreement, dated of even date with this Agreement, by Solutions for the benefit of Lender and granting a lien and security interest in the applicable Collateral as security for the Loan, as the same may be amended, modified, supplemented or restated from time to time.

“Security Agreements” means the Security Agreement (Borrower), the Security Agreement (CK), the Security Agreement (Development), the Security Agreement (Solutions), together with any other security or similar agreement from time to time executed by any other Person for the benefit of Lender and intended to secure the Loans or any obligations under this Agreement.

“Senior Debt to EBITDA Ratio” means, for a measurement period, the ratio of (i) the outstanding principal balance of the Loans and all other Indebtedness for borrowed money of Borrower outstanding as of such date of determination, excluding Junior Debt, divided by (ii) Borrower’s EBITDA for such period. For purposes of this ratio, a measurement period means (i) for the fiscal quarter ended June 30, 2027, the period commencing April 1, 2027 and ending on June 30, 2027, (ii) for each of the fiscal quarters ended September 30, 2027, December 31, 2027 and March 31, 2028, the period commencing April 1, 2027 and ending on last day each such fiscal quarter, and (iii) for the fiscal quarter ended March 31, 2028 and each fiscal quarter ended thereafter, the period shall consist of the preceding four (4) fiscal quarters from the date the ratio is measured.

“Term Loan Amount” has the meaning given to such term in Section 2(a).

“Term Loan Increase” has the meaning given to such term in Section 2(b).

“Vendor Financing” means Indebtedness incurred solely for the purpose of financing the purchase of new production inventory from vendors outside the United States.

2. COMMITMENT TO LOAN.

(a) Term Loans. Subject to the terms, provisions and conditions of this Agreement, Lender will make and Borrower will accept and repay a loan (the “Initial Term Loan”) in the original principal amount of FIVE MILLION FIVE HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($5,550,000.00) (the “Term Loan Amount” (as may be increased by the amount of the Term Loan Increase)) on the Effective Date, evidenced by that certain Promissory Note in the form attached hereto as Exhibit A.1. (the “Initial Term Note”), executed by Borrower and payable to the order of Lender in the Term Loan Amount. The Initial Term Loan has been made to Borrower and Borrower shall be fully responsible for the full and timely payment of the Initial Term Loan and the performance of all covenants and agreements set forth in this Agreement, the Note, and the other Loan Documents.

(b) Accordion. At any time during the period from and after the Effective Date and until the one-year anniversary of the Effective Date, at the option of Borrower (but subject to the conditions set forth below), Borrower may provide written notice (the “Accordion Notice”) to Lender that the Term Loan Amount be increased by additional term loans (the “Accordion Term Loans”) in an amount in the aggregate for all such notices not to exceed FIVE MILLION AND NO/100 Dollars ($5,000,000.00) (each such increase, a “Term Loan Increase”); provided that each funding by Lender of the Accordion Term Loans shall be subject to the following conditions: (1) each Accordion Notice shall be delivered by Borrower to Lender at least fifteen (15) days prior to Borrower’s desired funding date (each such funding date, the “Accordion Effective Date”) for an Accordion Term Loan, (2) each Accordion Notice and Term Loan Increase shall be in the amount of TWO MILLION FIVE HUNDRED THOUSAND NO/100 Dollars ($2,500,000.00) and there shall be no more than two (2) Term Loan Increases during the term of this Agreement, (3) [reserved], (4) each Loan Party is in compliance with all covenants, terms and obligations under the Loan Documents on the date of each Accordion Notice and on the date of funding of any such Accordion Term Loan, (5) Lender shall have received from Borrower all information requested related to the Collateral and the Loan Parties’ business performance and Lender shall be satisfied, in its sole discretion (i) with the scope of the Collateral and (ii) with the Loan Parties’ business performance, (6) Lender shall have received an executed Accordion Term Note in the form attached hereto as Exhibit A.2. (the “Accordion Term Note”, and collectively with the Initial Term Note, the “Notes” and each, a “Note”) dated as of each Accordion Effective Date and (7) Lender shall have received all fees and other expenses required to be paid by Borrower pursuant to Section 10 of this Agreement (which such amounts may be offset against the proceeds of the applicable Accordion Term Loan). Borrower shall be fully responsible for the full and timely payment of the Accordion Term Loan and the performance of all covenants and agreements set forth in this Agreement, the Notes, and the other Loan Documents. Upon the funding of any Accordion Term Loan on any Accordion Effective Date, the definition of “Loan” herein shall include such Accordion Term Loan and the definition of “Term Loan Amount” shall include the funded amount pursuant to any such Term Loan Increase

3. SECURITY. In order to induce Lender to enter into this Agreement and make the Loans to Borrower, payment of all indebtedness and liabilities of Borrower to Lender, and performance of all obligations, due or to become due under each Note shall be (x) guaranteed by that certain: (i) Guaranty in the form attached as Exhibit B.1. hereto (the “Individual Guaranty”) executed by each of the Individual Guarantors, (ii) Guaranty in the form attached as Exhibit B.2. hereto (the “Development Guaranty”) executed by Development, (iii) Guaranty in the form attached as Exhibit B.3. hereto (the “Solutions Guaranty”) executed by Solutions, (iv) Guaranty in the form attached as Exhibit B.4. hereto (the “CK Guaranty”) executed by CK, and (v) Guaranty in the form attached as Exhibit B.5. hereto (the “Parent Guaranty” and collectively with the Individual Guaranty, the Development Guaranty, Solutions Guaranty, CK Guaranty, and any other guaranty agreement entered into from time to time in connection with the Loans, the “Guaranty Agreements”) executed by Parent Guarantor; and (y) secured by: (i) the Pledge Agreement (Parent Guarantor) in the form attached as Exhibit C.1, (ii) the Pledge Agreement (Borrower) in the form attached as Exhibit C.2, (iii) the Security Agreements in the form attached as Exhibit D.1., D.2., D.3., and D.4. hereto, respectively, (iv) Uniform Commercial Code Financing Statements evidencing the Collateral described in the Pledge Agreement and the Security Agreements, for the benefit of Lender (collectively, the “UCCs”) and (v) the Fidelity Account Agreement. This Agreement, the Note, the Guaranty Agreements, the Pledge Agreement, the Security Agreements, the UCCs, the Fidelity Account Agreement, and any and all other documents now or hereafter given to evidence or secure payment of all indebtedness and liabilities of Borrower to Lender under the Loans described in this Agreement, or delivered to induce Lender to disburse the Loans to Borrower, as such documents may hereafter be amended, modified, supplemented or restated from time-to-time are collectively referred to as the “Loan Documents”).

4. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the Effective Date and each date a Loan is funded under this Agreement, as follows:

(a) Representations. Except where the failure of the following representations to be true would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect on the enforceability of the Loan Documents or result in a Material Adverse Effect, (i) Borrower is duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, and possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged; (ii) this Agreement and the other Loan Documents to which such Person is a party have been duly executed and delivered by or on behalf of each Loan Party and constitute the legal, valid and binding obligations of each such Loan Party, enforceable against such Loan Party, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally; and (iii) the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances or otherwise pursuant to the Loan Documents) upon any of the property or assets of the Loan Parties, as applicable, pursuant to the terms of any agreement or instrument to which they are a party or by which their property or assets are subject.

(b) No Litigation or Regulatory Censure. There are no actions, suits, investigations, inquiries or proceedings pending or, to the Borrower’s Knowledge, threatened against or affecting the Borrower, any Subsidiary or any of their respective properties, nor has the Borrower received any written or oral notice of any such action, suit, proceeding, inquiry or investigation, which would have a Material Adverse Effect.

(c) Financial Statements.

(i) Parent Guarantor has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as Parent was required by law or regulation to file such materials) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Parent Guarantor included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent Guarantor and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, except as disclosed in the Financial Statements. Since the date of the last Financial Statements, there has been no change in the financial condition, operations or business of Borrower from that set forth in said Financial Statements which would reasonably be expected to have or has had a Material Adverse Effect. Borrower has not incurred any Indebtedness (including any guaranty, hold harmless or similar arrangement with respect to any Indebtedness) except for Permitted Indebtedness, and all such Permitted Indebtedness (including such guaranties, hold harmless and similar arrangements in respect of Permitted Indebtedness).

(ii) The unaudited personal financial statement of the Individual Guarantors (“Individual Guarantor Financial Statements”) dated January 1, 2026 and provided to Lender on or prior to the Effective Date (a) are true, complete and correct in all material respects, and (b) accurately represent, in all material respects, the financial condition of Individual Guarantors as of the date of the Individual Guarantor Financial Statements.

(d) Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any property or assets of Borrower is bound, which default or failure could reasonably be expected to have a Material Adverse Effect.

(e) Solvency. Borrower has (a) not entered into the transaction contemplated hereby or executed the Note, this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loans, the fair saleable value of the assets of Borrower exceeds and will, immediately following the making of the Loans, exceed the total liabilities of Borrower, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower or any Guarantor in the last ten (10) years, and neither Borrower nor any Guarantor in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any creditors’ rights laws. Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any creditors’ rights laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no Knowledge of any Person contemplating the filing of any such petition against Borrower or any Guarantor.

(f) Insurance. The insurance maintained by Borrower is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. Borrower has maintained insurance throughout all relevant periods of operation without any gaps in coverage. No claims are pending under any of the policies, and to Borrower’s Knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the policies. Borrower has obtained and has delivered to Lender certified copies of all insurance policies or, to the extent such policies are not available as of the Effective Date, certificates of insurance with respect to all such policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.

(g) Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Borrower has filed all material federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it or and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower does not know of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

(h) OFAC. Borrower, nor any Person who controls Borrower, is not currently identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as an Embargoed Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns a direct or indirect Equity Interest in Borrower is an Embargoed Person or is controlled by an Embargoed Person. The proceeds of the Loans will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, an Embargoed Person.

(i) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or Guarantors in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower contains any untrue statement of a material fact or omits to state any material fact, to Borrower’s Knowledge, necessary to make statements contained herein or therein not misleading in the light of the circumstances under which they were made.

(j) Place of Business; Chief Executive Office. Borrower’s primary place of business and chief executive office is at the address provided in Section 13 below, regardless of whether Borrower has multiple offices at which it conducts business.

As used herein, the term “to Borrower’s Knowledge” or words to that effect shall mean the current, actual knowledge of AS or other Person with the ability to control the operations or affairs of Borrower.

5. COVENANTS. Borrower and each Guarantor hereby covenants and agrees at all times during the term of the Loans described herein as follows:

(a) Required Financial Ratios.

(i)  Subject to paragraph (iii) below, Borrower and Individual Guarantors shall at all times during the period beginning on the Effective Date and ending June 30, 2027, be required to maintain the following financial covenants (each, an “Initial Financial Covenant”):

(1)  Borrower shall maintain a Maximum Total Liabilities to Total Tangible Assets of no greater than 70.00%; and

(2) Individual Guarantors shall maintain Liquidity in an amount greater than or equal to the outstanding principal amount of the Loans multiplied by 2.0.

(ii)  Subject to paragraph (iii) below Borrower shall at all times during the period beginning on July 1, 2027 and ending on the Payoff Date, be required to maintain the following financial covenants (each, a “Subsequent Financial Covenant” and together with the Initial Financial Covenants, the “Financial Covenants”):

(1) Borrower shall maintain a maximum Senior Debt to EBITDA Ratio of no greater than 3.00 to 1.00; and

(2) Borrower shall maintain a minimum Debt Service Coverage Ratio of at least 2.00 to 1.00.

(iii) Borrower and Guarantors agree to cooperate with Lender to facilitate Lender’s testing of the above Financial Covenants. Such cooperation shall include, without limitation, promptly furnishing such information as is requested by Lender to allow Lender to facilitate such tests, including but not limited to promptly submitting a Quarterly Compliance Certificate in the form attached as Exhibit E hereto and appropriately completed (each a “Quarterly Compliance Certificate”) concurrently with delivery of the applicable financial statements under Section 5(h)(i). Any financial statements provided by Borrower or any Guarantor pursuant to this Section 5(a) shall be certified as true and correct by Borrower’s Chief Financial Officer (or other officer approved by Lender) and Guarantors, as applicable, and otherwise in form and substance acceptable to Lender. Lender shall test such Financial Covenants as of the last day of each fiscal quarter ending on or after March 31, 2026.

(b) Use of Proceeds. Unless otherwise agreed in writing by Lender, Borrower shall use the proceeds of the Loan solely to (i) refinance all existing first lien debt, if any, on the Effective Date, (ii) provide general working capital for Borrower, and (iii) fund investment by Borrower in new facilities and corporate infrastructure.

(c) Subordination and Restricted Payments.

(1)  All present and future Junior Debt shall be and are subordinate and junior in right of payment and collection to the payment and collection in full of all present and future indebtedness, obligations and liabilities of Borrower to Lender under the Note. Borrower agrees that any and all Encumbrances owned, claimed, or held, or to be owned, claimed or held with respect to the Junior Debt are and shall be in all respects subordinate and junior to any and all Encumbrances owned, claimed or held, or to be owned, claimed or held by Lender as security for the obligations under this Agreement and the Note. Nothing herein shall be construed as authorization for Borrower to obtain any Junior Debt, it being understood and agreed that no additional Junior Debt shall be permitted, unless expressly approved by Lender in writing in Lender’s sole discretion.

(2) Borrower shall not make any Restricted Payment, unless both before and after giving effect to such Restricted Payment (1) no Event of Default has occurred and is continuing, (2) Borrower and Guarantors, as applicable, are in compliance, after giving pro forma effect to such Restricted Payment, with the applicable Financial Covenants in effect at the time of such Restricted Payment and, and (3) an EBITDA to All Interest and Loan Amortization Ratio of at least 1.20 to 1.00 is maintained by Borrower, in which case, Borrower may then make, and members/shareholders and other creditors and other Person with respect to such Restricted Payment may then receive, accept or retain any such Restricted Payment.

(3) Borrower and its Domestic Subsidiaries will not amend or otherwise modify the terms of any Junior Debt in a manner adverse to Lender (as determined by the Lender in its reasonable discretion), except for any such amendment or modification for which Lender has provided its prior written consent.

(d) Maintenance of Property; No Encumbrances. Borrower and its Domestic Subsidiaries shall at all times maintain, in good order, condition and repair, free of Encumbrances (other than Permitted Encumbrances) and in compliance with all applicable laws, the business of Borrower, assets and properties of Borrower, including (without limitation) the Personal Property Collateral of Borrower.

(e) Taxes. Borrower and its Domestic Subsidiaries shall timely pay all applicable taxes and other charges now existing or hereafter levied against Borrower or the Personal Property Collateral of Borrower, and any taxes on the income of the business of Borrower, subject to Borrower’s good faith right to contest, at Borrower’s expense, the validity or application in whole or part of such taxes and for which Borrower, has set aside on its books adequate reserves.

(f) Litigation; Notices of Default. Borrower shall give Lender prompt written notice of (i) any litigation or governmental proceedings against Borrower, any Guarantor, any Pledgor or the Personal Property Collateral, which would reasonably be expected to have a Material Adverse Effect, (ii) any Default or Event of Default under the Loan Documents and (iii) any notices of default received from any lender or material contractor of Borrower.

(g) Indebtedness and Strict Prohibition on MCAs and Other Prohibited Financing Programs. Borrower and each Borrower’s Domestic Subsidiaries shall not create, incur, assume, or be liable for any Indebtedness (including any guaranty, hold harmless or similar arrangement with respect to any Indebtedness), other than Permitted Indebtedness. BORROWER AND EACH OF BORROWER’S DOMESTIC SUBSIDIARIES SHALL NOT TO ENTER INTO ANY MERCHANT CASH ADVANCE FINANCING ARRANGEMENT OR ANY OTHER PROHIBITED FINANCING PROGRAM. FOR THE AVOIDANCE OF DOUBT THE ENTRY INTO ANY MERCHANT CASH ADVANCE FINANCING PROGRAM OR ANY OTHER PROHIBITED FINANCING ARRANGEMENT SHALL BE AN IMMEDIATE EVENT OF DEFAULT UNDER THE LOAN DOCUMENTS AND ENTITLE THE LENDER TO EXERCISE ANY AND ALL RIGHTS AND REMEDIES OF LENDER UNDER THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS THEREOF.

(h) Financials. Borrower shall furnish to Lender such reports and financial information regarding Borrower and Guarantors as Lender may from time-to-time reasonably request, which shall include, without any further specific request therefor:

(i)  no later than forty-five (45) days after the end of each fiscal quarter ending March 31, June 30, or September 30: (1) Parent Guarantor’s quarterly unaudited consolidated financial statements filed with the SEC on Form 10Q for such fiscal quarter and (2) a quarterly inventory and receivables detail report by location and/or customer in form, scope and detail reasonably satisfactory to Lender;

(ii)  no later than ninety (90) days after each calendar year: (1) Parent Guarantor’s annual audited financial statements filed with the SEC on Form 10K for such fiscal year and (2) an annual inventory and receivables detail report by location and/or customer in form, scope and detail reasonably satisfactory to Lender for the fiscal quarter ended December 31;

(iii)  Individual Guarantor Financial Statements substantially in the form of Exhibit E hereto, as of the end of each six-month period ended June 30 and December 31, due no later than forty-five (45) days after the end of such six month period; and

(iv) within thirty (30) days after their filing, copies of the federal income tax returns of Borrower and Guarantors.

(i) Performance by Borrower and Guarantors. Borrower and Guarantors, as applicable, shall, in a timely manner, observe and perform in all material respects each and every covenant and provision to be performed by such party under the Loan Documents.

(j) Organization. So long as the Loans remains outstanding, Borrower shall not create, own, or acquire any Domestic Subsidiary, without the prior written consent of Lender which consent shall not be unreasonably delayed, withheld or conditioned (but which may require additional collateral or guaranties as a condition to such consent); and (ii) Borrower shall not sell, assign or otherwise in any manner dispose of all or any part of its Equity Interests except for Permitted COC Transactions. Borrower shall provide the Lender with prior written notice of any Permitted COC Transaction.

(k) Insurance. Borrower on behalf of itself and its Domestic Subsidiaries will maintain with financially sound and reputable insurance companies, insurance against loss or damage and liability with coverage of the greater of (a) the Loans outstanding and (b) $5,550,000. All insurance shall name Lender as lender loss payee and/or additional insured, as applicable, and shall provide for at least 30 days advance notice to Lender prior to any non-renewal or cancellation (except, in the case of non-payment, notice may be 15 days), and such other endorsements as Lender may reasonably request from time to time.

(l) Pasadena Private Wealth, LLC Account. Subject to Section 5(m), Borrower will maintain a minimum aggregate balance (the “Minimum Balance”) of at least the greater of (i) $550,000, and (ii) 10% of the then outstanding aggregate principal amount of the Loans, in value of cash, liquid and marketable securities, in the Fidelity Account (or other account(s) subject to a first priority Encumbrance in favor of Lender and subject to the Fidelity Account Agreement or similar agreement as approved by Lender in its sole discretion); provided, that if the Borrower evidences to Lender that the Debt Service Coverage Ratio tested on the most recently completed fiscal quarter end is greater than or equal to 3.00 to 1.00, then the Minimum Balance shall be deemed to be zero for the fiscal quarter beginning immediately after such test date.

(m) Post-Closing Matters. Loan Parties agree to deliver to Lender the documents set forth on Schedule 5(m), in form and substance reasonably satisfactory to Lender, and/or take the actions set forth on Schedule 5(m), in a manner reasonably acceptable to Lender, on or before the deadlines set forth in Schedule 5(m) (as such deadlines may be extended or waived by Lender in writing in its sole discretion).

6. CLOSING DELIVERABLES. Before Lender is required to extend any credit to Borrower under this Agreement, it must receive all documents and other items it may reasonably require, in form and content acceptable to Lender, including without limitation the items specifically listed below.

(a) Initial Term Note. The Initial Term Note.

(b) Guaranty. The Guaranty Agreements signed by the applicable Guarantor.

(c) Pledge Agreements. The Pledge Agreement signed by Parent Guarantor and Borrower.

(d) Security Agreements. The Security Agreements signed by Borrower, Individual Guarantors, Development, Solutions and CK, in each case granting an Encumbrance in all applicable Personal Property Collateral.

(e) Perfection and Evidence of Priority. Evidence (including, without limitation, documentation, consents and filings) that the Encumbrances in favor of Lender are valid, enforceable, properly perfected in a manner acceptable to Lender and prior to all others’ rights and interests, except Permitted Encumbrances, including any security given in support of any Guaranty Agreement.

(f) Payment of Fees. Payment of all fees, expenses and other amounts due and owing to Lender. If any fee is not paid in cash, Lender may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the proceeds of the Loans.

(g) Good Standing. Certificates of good standing for Borrower and each Guarantor that is not a natural person from their respective states of formation.

(h) ACH Authorization. A Recurring ACH Payment Authorization, in form attached as Exhibit F, allowing Lender to establish payments on each Note directly from the Borrower’s account(s) held by its financial institutions (including, but not limited to, Lender).

(i) UCC Searches. Lender shall have received UCC lien search results satisfactory to Lender that the Encumbrances in favor to Lender with respect to the Collateral are perfected first-priority liens (subject to Permitted Encumbrances).

(j) Authorization. Evidence from Borrower and Guarantors (other than any Guarantor that is a natural person) that the execution, delivery and performance by such Persons of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(k) Officer’s Certificates. A certificate of a duly authorized officer of Borrower and each Guarantor (other than any Guarantor that is a natural person) attaching and certifying the accuracy and completeness of the organizational documents of such Person, and the requisite entity approval for entering into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

(l) Insurance. Certificates of liability insurance and property insurance for Borrower in form and substance satisfactory to Lender and otherwise in compliance with the insurance requirements set forth in Section 5(k), subject to updated insurance certificates to be delivered pursuant to Section 5(m).

(m) Payoff and Lien Release. Payoff letters and/or acknowledgements of payoff for all existing Indebtedness to be repaid on the Effective Date, confirming that all Encumbrances upon any of the property of Borrower constituting Collateral will be terminated concurrently with such payment.

(n) No Default or Event of Default. Immediately after giving effect to this Agreement, no Default or Event of Default under any of the Loan Documents shall have occurred and be continuing on the date hereof, or would exist immediately after giving effect to this Agreement.

(o) Representations and Warranties. Each of the representations and warranties contain in Section 4 of this Agreement shall be true and correct in all material respects on and as of the Effective Date.

7. EVENTS OF DEFAULT. In addition to the Events of Default as set forth in Section 2.01 of each Note, it shall be an Event of Default if Borrower fails to deliver to Lender a complete and executed Quarterly Compliance Certificate within ten (10) Business Days following the deadline for delivery of quarterly financial statements as required under Section 5(h)(i) or (b) any Loan Party fails to comply with any post-closing requirement under Section 5(m).

8. REMEDIES. Upon the occurrence and continuance of an Event of Default, Lender shall have all remedies available at law or equity, including without limitation those set forth in Section 2.02 of the Note

9. WAIVER. To the fullest extent permitted by law, Borrower hereby waives presentment for payment, notice of nonpayment, demand, dishonor and protest.

10. LOAN FEES and EXPENSES.

(a) Borrower shall pay (i) on the Effective Date to Lender, in consideration of Lender’s agreement to make the Loans, a non-refundable fee in an amount equal to 1.5% of the Term Loan Amount on the Effective Date (i.e., Eighty-Three Thousand Two Hundred and Fifty Dollars ($83,250)) which, in each case, shall be due and payable in full, and paid out of the proceeds of the Initial Term Loan, on the funding of the Initial Term Loan under this Agreement, and (ii) on each Accordion Effective Date to Lender, in consideration of Lender’s agreement to make the Accordion Term Loans, a non-refundable fee in an amount equal to 1.5% of such Term Loan Increase on such Accordion Effective Date, which, in each case, shall be due and payable in full, and paid out of the proceeds of each Accordion Term Loan, on each funding of each Accordion Term Loan under this Agreement. Each Borrower represents and warrants to Lender that there are no brokers, advisors or other third parties to whom payments are required to be made on behalf of Borrowers or Guarantors with proceeds of the Loans other than those previously disclosed in writing to Lender.

(b) The foregoing non-refundable fees do not include legal fees, filing fees, delivery charges, UCC fees, and similar amounts which will be charged separately to Borrower and payable at the time of the funding of the Initial Term Loan or Accordion Term Loan, as applicable, or to the extent that such amounts are not readily available at the time of the funding of the Initial Term Loan or Accordion Term Loan, as applicable, then within ten (10) Business Days following delivery of the invoice of such amounts to Borrower, and Borrower hereby authorizes and directs Lender to initiate an ACH or other money transfer from Borrower’s financial institution to pay such legal fees, filing feels and other charges as may be due and payable by Borrower hereunder.

(c) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender) in connection with the Loans provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with obtaining and maintaining continuously perfected Encumbrances with the priority contemplated by this Agreement and the other Loan Documents, (iii) all reasonable costs and expenses incurred in connection with any post-closing matters contemplated by this Agreement, and (iv) all reasonable out of pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of any counsel for Lender and the retention of one or more financial consultants and/or advisors designated by Lender in connection with the analysis of business issues arising post-closing) in connection with the enforcement or protection of its rights (A) in connection with the Loan Documents, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan. In addition, Borrower shall pay any and all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of, or otherwise with respect to, any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The provisions of this section shall survive the closing of the Loans, the satisfaction and payment of the Indebtedness evidenced by each Note and any cancellation of the Loan Documents.

11. INDEMNIFICATION. Borrower agrees to defend (with counsel satisfactory to Lender), indemnify and hold harmless Lender, its members, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature, which may be imposed on, incurred by, or asserted against, any Indemnified Party in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans and the enforcement of Lender’s rights and remedies under this Agreement, the Loan Documents, any other instruments and documents delivered hereunder or thereunder, or under any other agreement between Borrower and Lender; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. The provisions of this section shall survive the closing of the Loans, the satisfaction and payment of the Indebtedness evidenced by each Note and any cancellation of the Loan Documents.

12. GENERAL AGREEMENTS.

(a) Business Purpose Loan. Borrower agrees that the Loans evidenced by this Agreement are exempted transactions under the Truth In Lending Act, 15 U.S.C. §§1601, et seq.

(b) Time. Time is of the essence hereof.

(c) Governing Law. This Agreement and the other Loan Documents shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of California, without regard to its conflict of laws provisions.

(d) Amendments. This Agreement may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

(e) No Joint Venture. Lender shall not be construed for any purpose to be a partner, joint venturer, agent or associate of Borrower or of any lessee, operator, concessionaire or licensee of Borrower in the conduct of its business, and by the execution of this Agreement, Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all damages, costs, expenses and liability that may be incurred by Lender as a result of a claim that Lender is such partner, joint venturer, agent or associate.

(f) Disbursement. This Agreement has been made and delivered in Pasadena, California and all funds disbursed to or for the benefit of Borrower will be disbursed in Pasadena, California.

(g) Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and enforceable against Borrower and Guarantors and their respective permitted successors and assigns. This Agreement shall inure to the benefit of and may be enforced by Lender and its successors and assigns.

(h) Severable Loan Provisions. If any provision of this Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, the remaining provisions, to the maximum extent permitted by law, shall remain in full force and effect.

(i) Rules of Construction. The parties acknowledge that the parties have reviewed and revised this Agreement and the other Loan Documents and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

(j) Savings Clause. Notwithstanding anything to the contrary in this Agreement, (i) all agreements between Borrower and Lender are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest, the interest contracted for, charged or received by Lender shall never exceed the maximum rate permitted by law (the “Highest Lawful Rate”), and (ii) if through any contingency or event, Lender receives or is deemed to receive interest in excess of the Highest Lawful Rate, any such excess shall be deemed to have been applied toward payment of the principal of any and all then outstanding indebtedness of Borrower to Lender, or if there is no such indebtedness, shall immediately be returned to Borrower.

(k) Assignability. Lender shall have the right, in its sole discretion, to assign, sell or transfer its interest in the Loans and any Collateral provided hereunder (a “Lender Assignment”), whether by operation of law or otherwise; provided that if such Lender Assignment occurs prior to the one (1) year anniversary of the Effective Date, such Lender Assignment shall require the prior consent of the Borrower unless an Event of Default has occurred and is continuing. A Lender Assignment after the one (1) year anniversary of the Effective Date, shall not require the Borrower’s consent. In such event, all references in the Loan Documents to Lender shall be deemed to refer to such permitted assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower shall accord full recognition to any such assignment, and all rights and remedies of Lender in connection with the interest so assigned shall be as fully enforceable by such permitted assignee as they were by Lender before such assignment. In connection with any such assignment, Lender shall be entitled to disclose to the proposed permitted assignee any information that Borrower has delivered to Lender, provided such assignee executes a confidentiality agreement with Borrower in form and substance reasonably satisfactory the Parent Guarantor (any such approval not to be unreasonably withheld, conditioned or delayed). Upon such assignment, Lender thereafter shall be relieved from all liability with respect to such Collateral. In addition, Lender may at any time sell one or more participations in the Loans, provided that to the extent the Lender proposes to share any confidential information of the Borrower, each such participant executes a confidentiality agreement with Borrower in form and substance reasonably satisfactory the Parent Guarantor (any such approval not to be unreasonably withheld, conditioned or delayed). Borrower may not assign its interest in this Agreement, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender, in Lender’s sole discretion, except as otherwise provided herein.

(l) Execution in Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Agreement, the parties may execute and exchange signature pages by electronic mail (*.pdf or similar file types). The parties further agree that counterparts of this Agreement may be signed electronically via Adobe Sign, DocuSign protocols or other electronic platforms. All such signatures may be used in the place of original “wet ink” signatures to this Agreement and shall have the same legal effect as the physical delivery of an original signature.

(m) Further Assurances. In addition to the acts and deeds required hereunder, Borrower agrees to perform, execute and deliver such further documents and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further provide for the delivery or perfection of the Loans provided hereunder.

(n) Acknowledgement. Borrower acknowledges the law firm of Dorsey & Whitney LLP (the “Firm”) has prepared this Agreement and the other Loan Documents on behalf of Lender. The Firm does not represent Borrower or Guarantors in connection with this Agreement or any other Loan Document, nor possess fiduciary duties to Borrower or Guarantors in connection with this Agreement or any other Loan Document, and Borrower and Guarantors have had the opportunity to engage his or her own independent tax and legal counsel in connection with the Loans and the execution of the Loan Documents.

13. NOTICES. Any notice to be given to the parties hereunder shall be deemed to have been given to and received by them and shall be effective when personally delivered, by Federal Express or similar nationally recognized overnight delivery service, or when deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and addressed as follows, or at such other address as one of the parties may hereafter designate in writing to the other party in accordance with this Section 13:

Lender:	Pasadena Private Lending Inc.
2 North Lake Avenue, Suite 510
Pasadena, California 91101
Attn: Jason Shlecter, Secretary

With a copy to (which shall
not constitute Notice):	Dorsey & Whitney, LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Larry Makel

Borrower and
Domestic Subsidiaries:	VeeaSystems Inc.
164 E. 83rd Street
New York, NY 10028
Attn: Janice K. Smith

With a copy to (which shall
not constitute Notice):	Ellenoff Grossman Schole LLP
1345 Avenue of the Americas, 11th Fl.,
New York, NY 10105
Attn: Jonathan Deblinger

Parent Guarantor:	Veea Inc.
164 E. 83rd Street
New York, NY 10028
Attn: Janice K. Smith

Individual Guarantors:	c/o NLabs Inc.
164 E. 83rd Street
New York, NY 10028
Attn: Allen Salmasi

14. CONSENT TO JURISDICTION. TO INDUCE LENDER TO ACCEPT THIS AGREEMENT, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN LOS ANGELES COUNTY, CALIFORNIA. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN LOS ANGELES COUNTY, CALIFORNIA, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED IN THIS AGREEMENT AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

15. WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a) BORROWER AND LENDER (BY ACCEPTANCE OF THIS AGREEMENT), HAVING BEEN REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (ii) ARISING FROM ANY BUSINESS RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT (COLLECTIVELY, THE FOREGOING CLAUSES (i) AND (ii), “RIGHTS”), AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE OTHER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT BORROWER’S INDEMNIFICATION OBLIGATIONS TO THE INDEMNIFIED PARTIES PURSUANT TO SECTION 11.

(b) IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF SECTION 15(a) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE PROVISIONS OF THIS SECTION 15(b) SHALL APPLY. BORROWER AND LENDER AGREE THAT ANY DISPUTES ARISING IN CONNECTION WITH THEIR RESPECTIVE RIGHTS (AS DEFINED IN SECTION 15(a)), SHALL BE RESOLVED (AND A DECISION SHALL BE RENDERED) BY WAY OF A GENERAL REFERENCE AS PROVIDED FOR IN PART 2, TITLE 8, CHAPTER 6 (§ 638 ET. SEQ.) OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR ANY SUCCESSOR CALIFORNIA STATUTE GOVERNING RESOLUTION OF DISPUTES BY A COURT APPOINTED REFEREE.

16. [Reserved.].

17. CUSTOMER IDENTIFICATION - USA PATRIOT ACT NOTICE; OFAC AND BANK SECRECY ACT. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Act. In addition, Borrower shall (i) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause its Affiliates to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

LENDER:	PASADENA PRIVATE LENDING INC.
a Delaware corporation

By:
	Name:	Jason Shlecter
	Title:	Secretary

[SIGNATURE PAGE TO LOAN AGREEMENT]

BORROWER:	VEEASYSTEMS INC.,
a Delaware corporation

By:
	Name:	Randal V. Stephenson
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO LOAN AGREEMENT]

GUARANTORS:

VEEA INC.,
a Delaware corporation

By:
Name:	Randal V. Stephenson
Title:	Chief Financial Officer

VEEA SOLUTIONS INC.,
a Delaware corporation

By:
Name:	Janice K. Smith
Title:	EVP & Chief Operating Officer

VEEASYSTEMS DEVELOPMENT INC.,
a Delaware corporation

By:
Name:	Janice K. Smith
Title:	EVP & Chief Operating Officer

VEEASYSTEMS CK INC.,
a Delaware corporation

By:
Name:	Janice K. Smith
Title:	EVP & Chief Operating Officer

ALLEN SALMASI, an individual

NICOLE SALMASI, an individual

[SIGNATURE PAGE TO LOAN AGREEMENT]